December  8, 1995



PERSONAL & CONFIDENTIAL

Mr. Joel S. Friedman
320 Wildwood Road
Stamford, Connecticut  06903

Dear Joel:

The severance provisions offered to you on behalf of General Signal are listed below. These have assumed that you are retiring based on your comments.

1.   Termination of Active Employment
     You will remain on the payroll as an active employee through December 31, 1995. During that time, you will be able to answer questions and contribute
     to an orderly transition of your duties and responsibilities. It should not be necessary for you to come into the office on a regular basis to accomplish this transition.

2.   Incentive Compensation
     You will be eligible for the 1995 Incentive Compensation payment as determined and paid in 1996.

3.   Transition Payment
     Since you do not wish to take advantage of outplacement services, you will be paid a one-time lump sum of $84,000. In addition, title for the company car which you are now using will be transferred to you as soon as practicable in January, 1996.

4.   Pension Benefits
     Effective December 31, 1995, you will elect early retirement under the qualified Corporate Retirement Plan of the Company (supplemented by the Company's Benefit Equalization Plan to the extent necessary). Your pension benefits will commence on January 1, 1996 in the form you elect. It is understood that, provided you meet the life expectancy requirement, you will
     be able to receive your pension benefits in a lump sum distribution. Under the Corporate Retirement Plan, your pension calculation will be based on your age and service as of January 1, 1996 and the highest earnings years would be 1991-1995.

     In addition, the Company will supplement the pension benefits payable to you under the Corporate Retirement Plan and under the Company s Benefit Equalization Plan (the Pension Plans ), by providing to you the additional pension benefits that you would have been entitled to receive under the Pension Plans if you remained in employment with the Company until November 1, 1999 by giving recognition to such additional age and service credit. Such supplemental benefits will be treated as additional benefits under the Benefit Equalization Plan and will commence on November 1, 1999 in the form you elect.

5.   Severance Payment
     A severance payment of $525,000 will be paid to you through the bi-weekly payroll for 18 months. If you would prefer that this payment be extended for up to four years, please contact Liz Conklyn to make these arrangements.
     Because you will not be an employee during this period, you will not be able to participate in the Company s qualified savings plan nor accrue additional credit for the qualified pension plan.

6.   Deferred Compensation Plan
     You will be paid all Company matching contributions that will be forfeited under the Company s Deferred Compensation Plan made in respect to deferrals prior to December 31, 1995 in January 1996. You will not be permitted to make any contributions to the Deferred Compensation Plan or to have any Company matching contributions credited on your behalf with respect to any periods after December 31, 1995.

7.   Stock Options
     Upon retirement, you will have five years (or the expiration of the term if that comes first) to exercise your vested options. Options that have been held
     by you for one year but not completely vested will continue to vest according to their original vesting schedule and be exercisable as indicated
     above. I will request that the Personnel and Compensation Committee consider extending this treatment to options that have been held by you for less than one year at the December 14, 1995 meeting (such options normally terminate at retirement) by authorizing the Company to amend such option agreements.

8.   Confidential Information
     You will keep confidential all confidential and trade secret information concerning the Company, its businesses, and its prospects which has become known to you.

9.   Waiver and Release
     In consideration of the terms of the severance agreement and the payments referred to in it, you waive and release any and all rights or claims that you
     have, as of the date of the execution of the agreement, against the Company, its affiliated companies or any of their respective officers, directors, agents, employees, successors or assigns. The rights and claims so waived and released shall include, but not be limited to, those arising under local, state
     and federal statute or common law (including claims of breach of promise and wrongful discharge), and any law relating to sex, age, race, religious,
     handicap or national origin discrimination (including any claims under Title
     VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the
Age
     Discrimination in Employment Act and the Older Worker s Benefit Protection Act).

Please feel free to call either me or Liz Conklyn if you have any questions. After your review, if you agree to the terms outlined in this letter, please sign and return to me the enclosed copy of this letter.

                              Sincerely,

                              /s/ Michael Lockhart
                              -------------------
                              Michael D. Lockhart

MDL:cm
                   /s/ Joel S. Friedman
Agreed to:     _____________________________
                   Joel S. Friedman

             December 21, 1995
Date:          _____________________________